Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-260711) pertaining to the Cazoo Group Ltd Incentive Equity Plan of Cazoo Group Ltd of our report dated May 5, 2022, with respect to the consolidated financial statements of Cazoo Group Ltd included in this Annual Report (Form 20-F) for the year ended December 31, 2021.

/s/ Ernst & Young LLP

London, United Kingdom

May 5, 2022